Exhibit 99.1

NetSuite Announces Closing of Initial Public Offering of

Common Stock and Exercise of Over-Allotment Option

San Mateo, CA – December 26, 2007 – NetSuite Inc. (NYSE: N) announced today that it has closed on its initial public offering of 6,200,000 shares of common stock at a price of $26.00 per share. NetSuite also announced that the underwriters of the offering exercised in full their option to purchase an additional 930,000 shares of the company’s common stock (565,000 shares from the company and 365,000 shares from the selling stockholders), bringing the total initial public offering size to $185.4 million prior to the deduction of underwriting discounts and estimated expenses paid by NetSuite.

Credit Suisse Securities (USA) LLC acted as sole book-running manager for the offering and W.R. Hambrecht + Co., LLC acted as co-manager.

A copy of the final prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, telephone 800-221-1037.

A registration statement relating to this offering was filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy common stock of NetSuite Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities law of any such state or jurisdiction.

Investor Inquiries:

IR@netsuite.com

Media Contact:

Mei Li

Senior VP, Corporate Communications

NetSuite Inc.

Phone: 650.627.1063

E-mail: meili@netsuite.com

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